UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2025

HUMBL, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2025, HUMBL, Inc. (“HUMBL” or the “Company”) entered into a Settlement Agreement with Ybyrá Capital S.A. (“Ybyrá”), Brian Foote and Thiago Moura. Pursuant to the terms of the Settlement Agreement, the parties agreed as follows:

●	Ybyrá cancelled its right to receive the $20,000,000 in common stock owed to it by HUMBL in connection with HUMBL’s purchase of FinCapital from Ybyrá.
●	Ybyrá agreed to transfer the HUMBL Series A and Series D Preferred Shares owned by Ybyrá back to Brian Foote in exchange for cancellation of the promissory owed by Ybyrá to Mr. Foote.
●	HUMBL agreed to terminate entirely its relationship with Multicortex, LLC, including terminating its option to purchase membership interests in Multicortex, LLC and any joint operations selling AI computers.
●	HUMBL agreed to pay $10,000 in cash and $5,000 in common stock per month to Ybyrá to retain the FinCapital equity interests until December 31, 2025, or earlier, at which time such interests will automatically transfer back to Ybyrá. Notwithstanding the foregoing, HUMBL plans to transfer the FinCapital equity interests (which entity owns the magnesium silicate deposits) back to Ybyrá at such time as it acquires a new business.
●	Thiago Moura agreed to resign as an officer and director of HUMBL.
●	HUMBL agreed to issue Mr. Moura 850,000,000 shares of common stock.
●	The parties agreed to a mutual release of claims.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2025, HUMBL accepted the resignation of Thiago Moura as a member of the HUMBL board of directors and as HUMBL’s President and Chief Executive Officer. There was no disagreement expressed by Mr. Moura on any matter concerning HUMBL’s operations, policies or practices.

On September 16, 2025, HUMBL’s board of directors appointed Gregory Hopkins as its new Chief Executive Officer. Mr. Hopkins brings extensive experience across public companies, private enterprises, and government service. Mr. Hopkins’s prior work experience includes Senior Vice President at Energy Solutions, a global energy services company, and Founding Partner at Utaz Investments, a real estate development company.

There is no arrangement or understanding between Mr. Hopkins and any other person pursuant to which Mr. Hopkins is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Hopkins and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Hopkins has not entered into any related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 16, 2025, Mr. Hopkins entered into an Executive Employment Agreement (the “Employment Agreement”) with the Company. As compensation for Mr. Hopkins’s service as the Company’s Chief Executive Officer, he received a stock grant in the amount 250,000,000 shares of the Company’s common stock. Pursuant to the terms of the Employment Agreement, Mr. Hopkins will also be subject to confidentiality and other standard restrictions. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On September 17, 2025, HUMBL issued a press release announcing Mr. Hopkins as the Chief Executive Officer of the Company. The press release contains additional biographical information about Mr. Hopkins. The press release is furnished with this Form 8-K as Exhibit 99.1. Pursuant to General Instruction B.2 of Form 8-K, this exhibit is “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Settlement Agreement dated September 11, 2025
10.2	Executive Employment Agreement with Gregory Hopkins dated September 16, 2025
99.1	Press Release dated September 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 17, 2025	HUMBL, Inc.

	By:	/s/ Jeffrey Hinshaw
Jeffrey Hinshaw, CFO